Exhibit 4.1

WEATHERFORD INTERNATIONAL PUBLIC LIMITED COMPANY
DESCRIPTION OF SECURITIES

Our ordinary shares were traded on the New York Stock Exchange under the symbol “WFT” until trading was suspended in May 2019 (which suspension remains in place). During bankruptcy, our old ordinary shares were traded on the OTC Pink marketplace. Subsequent to emergence, our new ordinary shares began quotation on the OTC Pink marketplace.

DESCRIPTION OF OUR ORDINARY SHARES

The following description of our ordinary shares is a summary. The complete text of our Amended and Restated Memorandum and Articles of Association have been filed as exhibits to our periodic reports filed with the SEC, and each are incorporated by reference as exhibits to the Annual Report on Form 10-K of which this exhibit is a part.

Our share capital is US$ 1,356,000 divided into 1,356,000,000 ordinary shares of US $0.001 each.

Voting Rights.

Each holder of our ordinary shares is entitled to one vote for each share registered in his or her name in the register of members. A person must be entered on the register by the record date specified for a general meeting in order to vote, and any change to an entry on the register after such record date shall be disregarded in determining the right of any person to attend and vote at the meeting.

We are not authorized to issue non-voting capital stock or share capital of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of Chapter 11, Title 11 of the United States Code (the “Bankruptcy Code”); provided, however, that the foregoing restriction shall (i) have no further force and effect beyond that required under Section 1123(a)(6) of the Bankruptcy Code and (ii) only have such force and effect to the extent and for so long as such Section 1123(a)(6) of the Bankruptcy Code is in effect.

Every member entitled to attend, speak and vote at a general meeting may appoint a proxy to attend, speak and vote on his or her behalf and may appoint more than one proxy to attend, speak and vote at the same meeting.

General Meetings.

We are required to hold an annual general meeting, which may be held outside of Ireland. No business shall be transacted at any general meeting unless a quorum is present, which requires representation of more than 50% of the total issued voting rights of our ordinary shares.

Director Elections.

Each director shall be elected by ordinary resolution during a general meeting, provided that if the number of director nominees exceeds the number of directors to be elected (a “contested election”), each of those nominees shall be voted upon as a separate resolution, and the directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at any such meeting and entitled to vote on the election of directors.

Any nominee for election to the board of directors who is then serving as a director and, in an uncontested election, receives a greater number of “against” votes than “for” votes shall promptly tender his or her resignation following certification of the vote. The board of directors shall then consider the resignation offer and decide whether to accept or reject the resignation, or whether other action should be taken; provided, however, that any director whose resignation is under consideration shall not participate in such consideration.

Preemption Rights, Share Warrants and Options.

As permitted by Irish law, we have opted out of certain statutory preemption rights which apply automatically in favor of shareholders when shares are to be issued for cash. This opt-out must be renewed every five years by a special resolution of shareholders, which requires the approval of at least 75% of the votes cast at a general meeting.

Dividends.

Holders of ordinary shares are entitled to receive such dividends (whether as either interim dividends or final dividends) as may be declared by the board of directors and as appear to be justified by our profits, subject to section 117 and Chapter 6 of Part 17 of the Companies Act 2014.

Liquidation.

Subject to the provisions of the Companies Act 2014 as to preferential payments, upon winding up, our property shall be distributed among the members according to their rights and interests.